DATA I/O CORPORATION




















                                                                  NOTICE OF 2003

                                                                  ANNUAL MEETING

                                                                             and

                                                                 PROXY STATEMENT

                              DATA I/O CORPORATION



                                                                  March 28, 2003



To Our Shareholders:

You are cordially invited to attend the 2003 Annual Meeting of Data I/O Corporation, which will be held at the Company's headquarters at 10525 Willows Road N.E., Redmond, Washington 98052. The meeting will begin at 2:00 p.m. Pacific Daylight Time on Tuesday, May 20, 2003. Following the meeting there will be an opportunity to see some of the Company's exciting new products.

Officers of the Company will be attending and would be pleased to respond to questions either during or after the meeting. We will review the business operations of the Company for 2002 and the first quarter of 2003 and report on the Company's strategic plan for the future. Formal business will include the election of directors, consideration of a proposal to amend the Company's 1982 Employee Stock Purchase Plan, and ratification of the continued appointment of Grant Thornton LLP as the Company's independent auditors.

Please read the proxy materials carefully. Your vote is important. The Company appreciates you considering and acting on the proposals presented. I am looking forward to seeing you on May 20th.

                                         Sincerely,






                                         Frederick R. Hume
                                         President and Chief Executive Officer

                              DATA I/O LOCATION MAP

                            (Provide copy to printer)

                              DATA I/O CORPORATION

--------------------------------------------------------------------------------
             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - May 20, 2003
--------------------------------------------------------------------------------


To the Shareholders of Data I/O Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Data I/O Corporation (the "Company") will be held at 2:00 p.m. Pacific Daylight Time, on Tuesday, May 20, 2003, at the Company's principal offices, 10525 Willows Road N.E., Redmond, Washington 98052, for the following purposes:

(1)  Election of Directors:
     To elect six directors, each to serve until the next annual meeting of shareholders or until his or her successor is elected and qualified or until such director's earlier death, resignation, removal.

(2)  1982 Employee  Stock  Purchase  Plan:
     To consider and vote on a proposal to amend the Data I/O Corporation 1982 Employee Stock Purchase Plan (the "1982 Plan") to increase the number of shares reserved for issuance under the 1982 Plan by an additional 300,000 shares of common stock.

(3)  Ratification of Independent  Auditors:
     To ratify the continued appointment of Grant Thornton LLP as the Company's independent auditors for the calendar year ended December 31, 2003.

(4)  Other  Business:
     To consider and vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 21, 2003, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the 2003 Annual Meeting and any adjournment or postponement thereof.


                                          By Order of the Board of Directors


                                          Frederick R. Hume
                                          President and Chief Executive Officer


Redmond, Washington
March 28, 2003

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to sign, date and return the accompanying proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly returning a signed and dated proxy card will save the Company the extra expense of additional solicitation. Your proxy is revocable at your request any time before it is voted. If you attend the meeting, you may vote in person if you wish even if you have previously returned your proxy card. An addressed, postage-paid envelope is provided in order to make certain that your shares will be represented at the Annual Meeting.
--------------------------------------------------------------------------------

                              DATA I/O CORPORATION
                             10525 Willows Road N.E.
                            Redmond, Washington 98052
                              --------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 20, 2003

                           INFORMATION REGARDING PROXY

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors ("Board of Directors") of Data I/O Corporation (the "Company") for use at the Annual
Meeting  of  Shareholders  to be held on  Tuesday,  May 20,  2003,  at 2:00 p.m.
Pacific Daylight Time at the Company's principal offices, 10525 Willows Road N.E., Redmond, Washington 98052, and at any adjournment thereof (the "Annual Meeting"). Shareholders of record at the close of business on March 21, 2003 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and a copy of the Company's 2002 Annual Report to Shareholders are being mailed to shareholders on or about March 31, 2003.

A proxy card is enclosed for your use. You are requested on behalf of the Board of Directors to sign, date, and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States or Canada.

A proxy in the accompanying form, which is properly signed, dated and returned and not revoked will be voted in accordance with the instructions contained therein. To vote on the election of directors, check the appropriate box under Item No. 1 on your proxy card. You may (a) vote for all of the director nominees as a group, (b) withhold authority to vote for all director nominees as a group, or (c) vote for all director nominees as a group except those nominees indicated to the contrary. To vote on the approval of the amendment to the Data I/O
Corporation 1982 Employee Stock Purchase Plan (the "1982 Plan"), check the appropriate box under Item No. 2 on your proxy card. You may (a) vote "FOR" approval of the amendment to the 1982 Plan, (b) vote "AGAINST" approval of the amendment to the 1982 Plan, or (c) "ABSTAIN" from voting on the approval of the amendment to the 1982 Plan. To vote on the proposal to ratify Grant Thornton LLP as the Company's independent auditors for the calendar year ended December 31, 2003, check the appropriate box under Item No. 3 on your proxy card. You may (a) vote "FOR" approval of the ratification of Grant Thornton LLP as the Company's independent auditors, (b) vote "AGAINST" approval of the ratification of Grant Thornton LLP as the Company's independent auditors, or (c) "ABSTAIN" from voting on the ratification of Grant Thornton LLP as the Company's independent auditors. Proxies which are returned to the Company without instructions will be voted as recommended by the Board of Directors. Any shareholder who returns a proxy may revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by (i) delivering written notice of revocation to the Secretary of the Company at the Company's principal offices, (ii) executing and delivering to the Company another proxy dated as of a later date, or (iii) voting in person at the Annual Meeting.

                     VOTING SECURITIES AND PRINCIPAL HOLDERS

The only outstanding voting securities of the Company are shares of common stock (the "Common Stock"). As of the Record Date, there were 7,883,188 shares of Common Stock issued and outstanding, and each such share is entitled to one vote at the Annual Meeting. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock underlying abstentions will be considered present at the Annual Meeting for the purpose of calculating a quorum. Under Washington law and the Company's charter documents, if a quorum is present, the six nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the Annual Meeting shall be elected directors. Abstentions will have no effect on the election of directors because they are not cast in favor of any particular candidate. There can be no broker non-votes on the election of directors because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the election of directors. The proposals to approve the amendment to the 1982 Plan and to ratify the continued appointment of Grant Thornton as the Company's independent auditors will be approved, if a quorum is present, if the number of votes cast in favor of the proposals exceeds the number of votes cast against the proposals. Abstentions and broker non-votes on the proposals will have no effect because approval of the proposals is based solely on the votes cast. Proxies and ballots will be received and tabulated by Mellon Investor Services, an independent business entity not affiliated with the Company.

The Common Stock is traded on the NASDAQ SmallCap Stock Market under the symbol "DAIO". Effective December 31, 2002, the Common Stock transferred from the NASDAQ National Market to the NASDAQ SmallCap Market. The last sale price for the Common Stock, as reported by the NASDAQ SmallCap Stock Market on March 21, 2003, was $1.15 per share.

The following table sets forth information with respect to all shareholders known by the Company to be the beneficial owners of more than five percent of its outstanding Common Stock as of March 21, 2003. Except as noted below, each person or entity has sole voting and investment powers with respect to the shares shown.


                                                         Amount and Nature
                                                          of Beneficial             Percent of Shares
         Name and Address                                   Ownership                  Outstanding
         Glen F. Ceiley                                     1,489,058(1)                  18.9%
         Bisco Industries Inc.
         1500 N. Lakeview Ave.
         Anaheim, CA  92807

         Dimensional Fund Advisors, Inc.                      462,500(2)                  5.7%
         1299 Ocean Avenue - 11th Floor
         Santa Monica, CA  90401

         John W. Stanton & Theresa E. Gillespie               546,600(3)                  6.9%
         3650 - 131st Ave. SE
         Bellevue, WA  98006
--------------------

(1) The holding shown is as of January 31, 2003, as reported to the Company by Glen F. Ceiley on behalf of himself, Matthew Ceiley, Zachary Ceiley, Bisco Industries, Inc. ("Bisco"), and Bisco Industries, Inc. Profit Sharing and Savings Plan (the "Bisco Plan"). Mr. Glen Ceiley reported that he holds sole voting and dispositive power with respect to 3,557 shares, Matthew Ceiley holds sole voting and dispositive power with respect to 700 shares, Zachary Ceiley holds sole voting and dispositive power with respect to 800 shares, Bisco holds sole voting and dispositive power with respect to 999,101 shares, and the Bisco Plan holds sole voting and dispositive power with respect to 463,025 shares. Mr. Glen Ceiley is the President, director, and sole shareholder of Bisco and is also the sole trustee of the Bisco Plan. In addition to the shares reported above, Mr. Ceiley's share ownership also includes options to purchase 21,875 shares exercisable within 60 days.

(2) The holding shown is as of February 10, 2003, as reported by Dimensional Fund Advisors Inc., a registered investment advisor ("Dimensional"), on a
     Schedule 13G filed pursuant to Rule 13d-1(b) or 13d-2(b) under the Securities Exchange Act of 1934. The Schedule 13G indicates that one or more affiliates of Dimensional holds sole voting and dispositive power with respect to 462,500 shares. Dimensional disclaims beneficial ownership of all of these shares.

(3) The holding shown is as of January 30, 2002, as reported by John W. Stanton and Theresa E. Gillespie, husband and wife, on a Schedule 13G filed pursuant to Rule 13d-1 of the Securities Exchange Act of 1934. The Schedule 13G indicates that Mr. Stanton and Ms. Gillespie share voting and dispositive power with respect to 546,600 shares, which they own as tenants-in-common.

Directors' and Officers' Share Ownership

The following table indicates ownership of the Company's Common Stock by each director of the Company, each executive officer named in the compensation tables appearing later in this Proxy Statement, and by all directors and executive officers as a group, all as of March 21, 2003. The Company is not aware of any family relationships between any director, director nominee or executive officer of the Company.

                     Amount and Nature of Percent of Shares

Name                               Beneficial Ownership       Outstanding

Glen F. Ceiley                         1,489,058  (1)            18.9%
Frederick R. Hume                        235,257  (2)             3.0%
Joel S. Hatlen                           165,697  (3)             2.1%
Paul A. Gary                             129,032  (4)             1.6%
Edward D. Lazowska                        36,098  (5)             (6)
Daniel A. DiLeo                           26,875  (7)             (6)
Steven M. Quist                           11,250  (8)             (6)

All current directors and
executive officers
as a group (7 persons)                 2,093,267  (9)            26.6%

-------------------------------
(1) See a description of Mr. Ceiley's ownership and beneficial ownership on Page 3.
(2) Includes options to purchase 212,500 shares  exercisable  within 60 days.
(3) Includes options to purchase 95,125 shares  exercisable  within 60 days.
(4) Includes  options to purchase  26,875  shares  exercisable  within 60 days.
(5) Includes options to purchase 26,875 shares  exercisable within 60 days.
(6) Less than 1 percent each.
(7) Includes options to purchase 21,875 shares  exercisable  within 60 days.
(8) Includes  options to purchase  11,250  shares  exercisable  within 60 days.
(9) Includes options to purchase 416,375 shares exercisable within 60 days.

The Company is not aware of any arrangement the operation of which may at a subsequent date result in a change of control of the Company.

                        PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, the shareholders will vote on the election of six directors to serve until the next Annual Meeting or until his or her successor has been qualified and elected or such director's earlier death, resignation or removal. The Board of Directors has approved the six nominees named below, all of whom are currently members of the Board of Directors. Each of the nominees has indicated that they are willing and able to serve as directors. However, should one or more of the nominees not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

Recommendation: The Board of Directors recommends a vote FOR each of the director nominees.

Glen F. Ceiley, age 57, has been a director of the Company since February 1999 when he was appointed to the Board of Directors pursuant to a Standstill
Agreement dated February 10, 1999 which expired on February 10, 2000. Since 1973, Mr. Ceiley has been the President and Chief Executive Officer of Bisco Industries, a distributor of fasteners and electronic components, which, as part of a group, owns approximately 18.9% of the stock of the Company. Mr. Ceiley is also Chairman of the Board of Family Steak Houses of Florida, Inc. In May 1998, the Securities and Exchange Commission issued a cease and desist order against Bisco in connection with Bisco's purchase of certain shares of Family Steak Houses while its tender offer for shares of Family Steak Houses was outstanding in violation of Rule 10b-13 of the Exchange Act. Bisco consented to the entry of the order without admitting or denying the findings set forth in the order.

Daniel A. DiLeo, age 55, has been a director of the Company since May 2000. Mr. DiLeo has more than 25 years experience in both the system and semiconductor divisions of Lucent Technologies and AT&T Companies. In March 2003, Mr. DiLeo retired as the Executive Vice President of Optoelectronics at Agere Systems, Inc., a former Lucent subsidiary, where he had served in such capacity since February 2001. From June 1998 through February 2001, Mr. DiLeo was the President, Optoelectronics Division at Lucent Technologies, Microelectronics Group. From January 1996 to June 1998, Mr. DiLeo was the Vice President, Wireless Business Unit at Lucent Technologies Inc. Mr. DiLeo is also a director of RF Micro Devices.

Paul A. Gary, age 62, has been a director of the Company since March 1998 and was named Chairman of the Board in May 1999. From 1987 until his retirement in 1996, Mr. Gary worked for Lucent Microelectronics (now Agere Systems, Inc.) as Vice President of the High Performance IC and NETCOM business units. From 1981 to 1987 he held various leadership positions with (the former) Western Electric Company, including Director of Engineering and Manufacturing and General Manager. From 1967 to 1981, Mr. Gary worked for Bell Laboratories, finishing there as Laboratory Director. Mr. Gary is also a director of TriQuint Semiconductors Inc.

Frederick R. Hume, age 60, became President and Chief Executive Officer of the Company on February 23, 1999. He has been a director of the Company since January 1999. From 1988 until his retirement in 1998, Mr. Hume was Vice President and General Manager of Keithley Instruments in Cleveland, Ohio. From 1972 to 1988, he held various management positions at John Fluke Manufacturing, including Group Vice President for Manufacturing and Research and Development.

Edward D. Lazowska, age 52, has been a director of the Company since August 1996. Since 1977, Dr. Lazowska has been a member of the faculty of the University of Washington's Department of Computer Science and Engineering. From 1993 to September 2001, he held the position of Professor and Department Chair. He currently holds the Bill and Melinda Gates Endowed Chair. Mr. Lazowska is also a director of Lguide.

Steven M. Quist, age 57, was appointed to the Board of Directors of the Company on March 12, 2001. Since January 2003, Mr. Quist has been the Acting General Manager of CyberOptics Semiconductor, Inc, a subsidiary of CyberOptics Corporation. From February 1998 to December 2002, he was the President and Chief Executive Officer of CyberOptics Corporation. He has served on CyberOptic's Board of Directors since 1991. From 1992 to February 1998, Mr. Quist was the President of Rosemount Inc., a subsidiary of Emerson Electric Company, St. Louis, Missouri. Mr. Quist is also a director of Rimage Corporation.

Board and Committee Meetings

The Board of Directors has three standing Committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. The Audit Committee consisted of Messrs. Lazowska, DiLeo, and Quist throughout 2002. The Compensation Committee consisted of Messrs. Gary, Ceiley, and DiLeo throughout 2002. The Nominating Committee consisted of Messrs. Lazowska and Gary throughout 2002. Mr. Quist was added to the Nominating Committee in January 2003.

The Audit Committee considers and recommends to the Board of Directors the engagement of independent certified public accountants for the ensuing year and the terms of such engagement; reviews the scope of the audit; periodically reviews the Company's program of internal control and audit functions; receives and reviews the reports of the independent accountants; and reviews the annual financial report to the directors and shareholders of the Company. Each member of the Audit Committee is an independent director, as defined by Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. On May 19, 2000, the Audit Committee recommended and the Board of Directors adopted a written charter for the Audit Committee. The Audit Committee met five times during fiscal 2002.

The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of the Company's executive officers. The committee administers the Company's management incentive compensation program and its stock option, stock purchase and stock appreciation rights plans. The Compensation Committee reviews all employee benefit programs and approves significant changes in major programs and all new programs. The Compensation Committee met three times during fiscal 2002.

The Nominating Committee seeks qualified candidates to serve on the Board of Directors, recommends them for the Board of Director's consideration for election as directors at the Annual Meeting of Shareholders and proposes candidates to fill vacancies on the Board of Directors. The Nominating Committee also recommends nominees for the various committees of the Board of Directors. The Nominating Committee will consider written proposals from shareholders for director nominees which are submitted to the Secretary of the Company in accordance with the procedures described below under the caption, "Shareholder Nominations and Proposals for the 2003 Annual Meeting of Shareholders". The Nominating Committee did not meet during fiscal 2002.

During the fiscal year ended December 31, 2002, there were five meetings of the Board of Directors. Each of the incumbent directors who were on the Board of Directors during fiscal 2002 attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served during his term of service on the Board of Directors.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended December 31, 2002, the Compensation Committee of the Board of Directors consisted of Messrs. Gary, DiLeo, and Ceiley. None of these individuals has served at any time as an officer or employee of the Company or as a member of the board of directors or compensation committee of any entity that has had one or more executive officers which served as a member of the Board of Directors or the Compensation Committee.

Board Compensation

Employee directors (Fred Hume) do not receive additional compensation for serving on the Board of Directors. Non-employee directors received a cash retainer for fiscal year 2002 of $3,750 for each quarter of service plus $1,000 for each full Board of Directors meeting attended and $500 for each teleconference Board of Directors meeting attended. Additional quarterly compensation was paid to the non-employee directors for serving as Chairman of the Board of Directors or as a committee chair; $2,500 for Chairman of the Board of Directors and $750 for the Audit, Compensation, and Nominating Committee chairs. In addition, each non-employee Board of Directors member as of May 15, 2002, was granted 7,500 stock options. The stock options were granted under the provisions and terms of the Company's 2000 Stock Incentive Compensation Plan. The Company also reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with service to the Company.

The following table shows compensation paid by the Company to non-employee directors during fiscal year 2002.


                                               Cash Compensation                              Stock Option Grants
                            ---------------------------------------------------------    ----------------------------
                                            Chairman of the Board/
                                Board         Committee Chairman                                    Number of
Name                        Retainer ($)         Retainer ($)         Meeting Fees ($)           Options (#)(1)
----                        ------------         ------------         ----------------           --------------
Glen F. Ceiley                 $15,000                $3,000                $4,500                    7,500
Daniel A. DiLeo                $15,000                $3,000                $4,500                    7,500
Paul A. Gary                   $15,000               $10,000                $4,500                    7,500
Edward D. Lazowska             $15,000                $3,000                $4,500                    7,500
Steven M. Quist                $15,000                    $0                $4,500                    7,500
---------------------------

(1) Stock Options were granted to the directors in May 2002 at an exercise price of $1.251 per share. The options granted vest quarterly over three years and expire at the end of six years.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than ten percent (10%) of the Company's Common Stock ("Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports.

To the Company's knowledge, based solely on its review of copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers and directors were complied with during 2002.

                             AUDITOR INDEPENDENCE

Report of the Audit Committee

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited consolidated financial statements in the Annual Report (Form 10-K) with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of
significant  judgments,   and  the  clarity  of  disclosures  in  the  financial
statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed by SAS 61 with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures and the letter required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

The Committee discusses with the Company's independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held five meetings during fiscal year 2002.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company's Annual Report (Form 10-K) for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee has selected Grant Thornton LLP as the Company's auditors for the current year.

Audit Fees: The aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of the Company's financial statements for the fiscal year ended December 31, 2002, and for review of the financial statements included in each of the Company's Form 10-Q, including audit related fees were approximately $135,300.00.

Financial Information Systems Designs and Implementation Fees: Grant Thornton LLP did not bill for any professional services for financial information systems design or implementation as described in Paragraph (c)(4)(ii) or Rule 2-01 of Regulation S-X for the fiscal year ended December 31, 2002.

All Other Fees: Aggregate fees billed for all other services rendered by Grant Thornton LLP, other than the services covered in the two previous paragraphs, for the fiscal year ended December 31, 2002 were approximately $4,200.00.

The Committee has considered whether the services provided by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP and has concluded that the independence of Grant Thornton LLP is maintained and is not compromised by the services provided.

Respectfully submitted,

AUDIT COMMITTEE

Daniel A. DiLeo
Edward D. Lazowska
Steven M. Quist

March 28, 2003

                             EXECUTIVE COMPENSATION

Report of Compensation Committee on Annual Compensation

The Compensation Committee of the Board of Directors ("the Committee") is composed entirely of independent outside directors. The Committee is responsible for setting and administering the policies which govern all of the compensation programs of the Company.

The Committee has established a compensation plan for executive officers with three components: annual base salary, annual management incentive compensation and long-term stock options. Each of these components is described below. This executive officer compensation plan is evaluated annually by the Committee by reviewing the Company's overall financial performance, individual executive officer performance, and executive officer total compensation compared with other companies within the electronics industry.

Annual Base Salary Structure. The Committee establishes a base salary structure for each executive officer position. This structure defines the minimum, mid-point and maximum salary levels and the relationship of salary to total cash compensation. The Committee reviews the salary structure periodically based on surveys of compensation paid to executives performing similar duties with electronic manufacturing and software companies of approximately the same size as the Company, located primarily in the United States. This group was selected as it is believed to be representative of the companies with which the Company competes for key employees.

The Committee's objective is to maintain a salary structure which, when combined with annual incentive compensation, provides the Company's executive officers with total cash compensation which is near the market median for executives with similar responsibilities, experience and ability. In light of the current economic situation, management has continued to freeze base salaries at the 2001 level and deferred consideration of normal annual adjustments as part of the Company's short-term cost control efforts. Due to the salary freeze, no new surveys were obtained; however in 2001, the executive officer group as a whole received cash compensation which, according to survey data, was within the 25th to 75th percentile of the aggregate median cash compensation paid to officers in similar positions at similar-sized electronics companies. Management Incentive Compensation Plan ("MICP"). The MICP offers each executive officer a performance-based opportunity to earn additional annual cash compensation in an amount tied to a percentage of the executive officer's base salary. The Committee's objective in setting executive MICP percentages and the formulas for MICP payout is to pay above industry average total compensation for better than expected or industry average historical financial performance and below industry average compensation for worse than expected or industry average financial historical performance. The percentages of base salary targeted for MICP payout ("the guidelines") for executives for a given year are established by the Committee early in the year. The 2002 MICP guidelines for executive officers ranged from 25% to 40% of base salary.

The actual MICP payout to an executive officer, in relation to his guideline for 2002 was a function of the Company's net income compared to predetermined targets. The Committee believes that these targets and metrics were measures of key activities for the Company during 2002 which will affect near-term and long-term shareholder value. Guideline MICP or incentive payouts is to be paid to an executive officer if the Company and the officer achieves a combined result versus targets and objectives of 100%. A greater or lesser percentage of guideline is to be paid if a combined result of greater or less than 100% is achieved.

The MICP for 2002 provided that MICP payouts would be based on the achievement of a certain level of the combined objectives described above. In some cases, not all officers would receive an MICP payout. The maximum payout to executive officers under MICP cannot exceed 150% of guideline. For 2002, the net income targets were not achieved. No executive officers received an MICP payout for 2002. See "Summary Annual Compensation Table."

Stock Option Plan. The Committee approves grants under the Data I/O Corporation 1986 Employee Stock Option Plan, as amended and restated (the "1986 Plan") and the 2000 Plan (collectively "the Plans"). These are the Company's only long-term incentive plans. The primary purpose of the Plans is to make a significant element of executive pay a reward for taking actions which maximize shareholder value over time. The Committee grants options based primarily on its perception of the executive's ability to affect future shareholder value and secondarily on the competitive conditions in the market for exceptionally talented executives who typically command compensation packages which include a significant equity incentive. All options granted to the President and Chief Executive Officer and any other executive officer in 2002 were based on these criteria.

In the electronics industry, stock options represent a key compensation element which attracts, retains and motivates exceptional executives. Accordingly, total outstanding options as a percentage of outstanding shares tends to be higher in electronics than in other industries. As of the Record Date, the Company's outstanding options represented approximately 14.2% of outstanding shares, which the Company believes is slightly below the average within the electronics industry.

Historically, all options granted by the Company have been granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and, accordingly, will only have value if the Company's stock price increases. All officer options granted during 2002 become exercisable at a rate of 6.25% per quarter. 50,000 options granted to Mr. Hume under the 1986 Plan during 2000 are subject to 4-year cliff vesting and become exercisable at the end of the 4-year period with acceleration provisions included for earlier vesting if predetermined revenue and profit targets are achieved. The acceleration provisions provided for 25,000 of the options to vest at the end of 2000 if predetermined profit and revenue targets were achieved. The targets were not achieved for 2000; therefore, no options vested under the acceleration provisions. If at the end of 2001, a predetermined earnings per share (EPS) target was achieved, 25,000 of the options would vest at that time. The targets were not achieved for 2001; therefore, no options vested under the acceleration provisions. If any remaining options are unvested at the end of 2001, 25,000 vest if the revenue and profit are 120% or more of the April 26, 2000 forecast for 2000. If any remaining shares are unvested at the end of 2002, 25,000 vest if EPS is equal to or more than the predetermined target for 2002. The targets were not achieved for 2002; therefore, no options vested under the acceleration provisions. If any remaining shares are unvested at the end of 2002, 25,000 vest if the revenue and profit are 144% or more of the April 26, 2000 forecast for 2000. If any remaining shares are unvested at the end of 2003, 25,000 vest if EPS is equal to or more than the predetermined target for 2003. If any remaining shares are unvested at the end of 2003, 25,000 vest if the revenue and profit are 173% or more of the April 26, 2000 forecast for 2000.

Options granted during 2000 under the 2000 Plan become exercisable at a rate of 6.25% per quarter. All options granted during 1999, except those granted in January 1999, become exercisable at a rate of 25% per year. Options granted in January 1999 become exercisable at a rate of 12.5% per quarter. All 1998 options granted during and after August 1998 become exercisable at a rate of 12.5% per quarter. All outstanding options granted prior to August 1998 become exercisable at a rate of 25% per year.

In January 2000, the Board of Directors approved a modification to Mr. Hume's outstanding 1999 granted options providing that if the Company performed at 125% of a predetermined profit target in 2000, 50% of Mr. Hume's outstanding unvested options would vest at December 31, 2000 with the remaining unvested options vesting as originally scheduled. The targets were not achieved for 2001; therefore, no options vested under these acceleration provisions.

All grants are subject to acceleration of vesting in connection with certain events leading to a change in control of the Company or at any other time at the discretion of the Committee. All options granted to executive officers are issued in tandem with limited stock appreciation rights ("SARs"), which become exercisable only in the event of a change in control of the Company. See "Change in Control Arrangements."

For additional information concerning the number of new options granted in fiscal 2002 to the Chief Executive Officer and other executive officers, see "Option/SAR Grants in the Last Fiscal Year."

Performance Evaluation. The base salary of each executive officer is reviewed annually by the President and Chief Executive Officer. This is done on the basis of a formal review written by the President and Chief Executive Officer, evaluating the executive's prior year performance against documented job responsibilities and specific predetermined annual objectives. In developing executive compensation packages to recommend to the Committee, the President and Chief Executive Officer considers, in addition to each executive's prior year performance, the executive's long-term value to the Company, the executive's pay relative to that for comparable surveyed jobs, the executive's experience and ability relative to executives in similar positions, and the current year increases in executive compensation projected in industry surveys.

The Committee then reviews the President and Chief Executive Officer's recommendations for executive officers' total compensation and makes final decisions on pay for each executive officer based on the President and Chief Executive Officer's summary of the performance evaluations and on the other criteria and survey data described above. In this process, the Committee consults extensively with the Company's President and Chief Executive Officer.

The Committee meets annually without the President and Chief Executive Officer to evaluate his performance and to develop a recommendation for his compensation for the coming year. In addition to reviewing the Company's financial performance for the prior year, the Committee reviews compensation surveys for chief executive officers in similar companies and the President and Chief Executive Officer's individual performance, including development and execution of short- and long-term strategic objectives, Company revenue and profitability, and employee morale, the achievement of which is expected to increase shareholder value. The Committee then approves base salary and MICP percentage changes for all executive officers. In light of the current economic situation, management has continued to freeze base salaries at the 2001 level and deferred consideration of normal annual adjustments as part of the Company's short-term cost control efforts.

The Compensation Committee determined the compensation package, including salary, bonus, stock option grants, and other benefits for Frederick R. Hume, President and Chief Executive Officer, based on the Committee's perception of his qualifications for the position, his ability to affect future shareholder value, compensation surveys (as noted above under "Annual Base Salary Structure"), and the competitive conditions in the market.

The Company has entered into agreements (the "Severance Agreements") with certain executive officers whereby such individuals will be entitled to receive payments if they are terminated without cause or resign with good reason within specified periods following the occurrence of certain events deemed to involve a change in control of the Company. See "Change in Control Arrangements." Under the Omnibus Budget Reconciliation Act of 1993, the federal income tax deduction for certain types of compensation paid to the chief executive officer and the four other most highly compensated executive officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes that no compensation paid by the Company during 2002 will exceed the $1 million limitation, except possibly a portion of the sums payable pursuant to the Severance Agreements, if paid.


Respectfully submitted,

COMPENSATION COMMITTEE

Glen F. Ceiley
Daniel A. DiLeo
Paul A. Gary


March 28, 2003

                           SUMMARY COMPENSATION TABLE

The following table shows compensation paid by the Company for services rendered during fiscal years 2002, 2001 and 2000 to all persons who served as the Chief Executive Officer in 2002 and the other most highly compensated executive officer of the Company at December 31, 2002, whose salary and bonus exceeded $100,000 in 2002.


                                                                          Long-Term
                                                                         Compensation
                                             Annual Compensation             Awards
                                 ------------------------------------------------------------------------
                                                                                           Securities
             Name                                                         Underlying          All
             and                                                           Options/         Other
          Principal                        Salary         Bonus              SARs         Compensation
           Position              Year       ($)          ($) (1)           (#) (2)         ($) (3)
----------------------------------------------------------------------------------------------------------

Frederick R. Hume                2002       250,000           0             50,000           10,322
President/                       2001       250,000           0                  0            8,622
Chief Executive Officer          2000       250,000           0             50,000            1,806

Joel S. Hatlen                   2002       157,500           0             25,000            7,315
Vice President /                 2001       157,500           0                  0            6,711
Chief Financial Officer/         2000       150,000       7,313             10,000           12,027  (4)
Secretary/Treasurer

-------------------------------
(1)  Represents amounts earned under the Management Incentive Compensation Plan.

(2) All options granted to executive officers are granted in tandem with an equal number of SARs. SARs are only exercisable upon the occurrence of certain events leading to a change in the control of the Company. See "Change in Control and Severance Arrangements."
(3) These amounts represent the Company's contributions to the Company's 401k Plan and its payment of term life insurance premiums on behalf of the executive. The amounts also include vacation payouts, and stock option exercises, as noted in subsequent footnotes.
(4) Includes a payout of excess vacation accrued of $2,022 and a stock option exercise of $3,203.

                                        OPTION/SAR GRANTS TABLE
                               Option/SAR Grants in the Last Fiscal Year

The following table sets forth certain information regarding stock option grants to the Company's Chief Executive Officer and the Company's other most highly compensated executive officer during the year ended December 31, 2002.

                           Number of       Percent                                  Potential Realizable Value
                           Securities      of Total                                 at Assumed Annual Rates of
                           Underlying    Options/SARs     Exercise                   Stock Price Appreciation
                          Options/SARs    Granted to         or                        for Option Term (4)
                                                                                   -----------------------------
                            Granted       Employees      Base Price    Expiration    0%       5%        10%
          Name              (#) (1)       in Fiscal    ($/Sh) (2)(3)      Date       ($)      ($)       ($)
                                             Year
----------------------------------------------------------------------------------------------------------------
Frederick R. Hume          50,000 (5)          15.24%      1.33         04/25/08     0      22,616    51,309

Joel S. Hatlen             25,000 (5)           7.62%      1.33         04/25/08     0      11,308    25,654

-------------------------------
(1) An equal number of SARs are granted in tandem with options granted to executive officers. SARs are exercisable only upon the occurrence of certain events leading to a change in the control of the Company. See "Change in Control and Severance Arrangements."
(2) Under the terms of the 1986 Plan and the 2000 Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of and reprice outstanding options.
(3) The exercise price may be paid by delivery of already owned shares, subject to certain conditions.
(4) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on SEC requirements and do not reflect the Company's estimate of future stock price growth.
(5) All new options granted in 2002 become exercisable commencing three months after grant date, with 6.25% of the shares becoming exercisable at that time and an additional 6.25% of the shares becoming exercisable on each successive quarter after the grant date, with full vesting occurring on the fourth anniversary of such date. Options which have been outstanding for at least six months will become exercisable in full upon the occurrence of certain events leading to a change in control of the Company. See "Change in Control and Severance Arrangements". Options expire six years from the date of grant, subject to earlier termination if the optionee's employment is terminated.



                                OPTIONS/SAR EXERCISES AND YEAR-END OPTION VALUES TABLE
              Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth certain information regarding option exercises and fiscal year-end option values for the Company's Chief Executive Officer and the Company's other most highly compensated officer during the year ended
December 31, 2002.

                                                           # of Securities Underlying         Value of Unexercised
                                  Shares                         Options/SARs at           In-the-Money Options/SARs
                                Acquired on     Value           December 31, 2002             at December 31, 2002
                                 Exercise     Realized               (#) (2)                        ($) (3)
                                                         ---------------------------------------------------------------
             Name                   (#)        ($) (1)     Exercisable / Unexercisable     Exercisable / Unexercisable

------------------------------------------------------------------------------------------------------------------------
Frederick R. Hume                    0            0            106,250 / 193,750                     0 / 0

Joel S. Hatlen                       0            0             91,375 /  32,625                     0 / 0

-------------------------------
(1) Market value of underlying securities at exercise date, minus the exercise or base price of in-the-money options/SARs.
(2) Future exercisability is subject to vesting and the optionee remaining in the employment of the Company. In addition, all options are granted in tandem with an equal number of SARs. SARs are only exercisable upon the occurrence of certain events leading to a change in the control of the Company. See "Change in Control and Severance Arrangements."
(3) This value is calculated by multiplying the market value of the Common Stock at December 31, 2002, which was $0.91 as quoted on the NASDAQ
     National Market, less the exercise or base price by the number of in-the-money options/SARs held. If the number is zero, the aggregate value of the options are out-of-the-money.




                      EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company's Common Stock that may be issued upon the exercise of options and rights under all of the Company's existing equity compensation plans as of December 31, 2002.

(a) Number of (b) remaining available for securities to be issued
(c) Number of securities

                                                                                              (c) Number of securities
                                     (a) Number of securities      (b) Weighted-              remaining available for
                                     to be issued upon the         average exercise price     future issuance under
                                     exercise of outstanding       of outstanding             equity compensation plans
                                     options, warrants and         options, warrants          (excluding securities
                                           rights                     and rights              reflected in column (a)
                                   -------------------------     -----------------------     ----------------------------

Equity compensation plans
approved by the  security holders
(1) (3)                                   1,247,000                    $2.35                         678,070

Equity compensation plans not
approved by the  security  holders
(2)                                        10,000                      $5.19                            0

-----------------------------------
(1) Represents shares of Data I/O's Common Stock issuable pursuant to our 2000 Stock Incentive Compensation Plan, 1986 Stock Option Plan, 1992 Employee Stock Purchase Plan, and Director Fee Plan.
(2) Director option grant represents a one-time option grant to Directors in May 1998 prior to shareholder approval of an option plan covering Directors.
(3) Stock Appreciation Rights Plan ("SAR") provides that directors, executive officers or holders of 10% or more of Data I/O's Common Stock have a SAR with respect to each exercisable option. While the plan has been approved by the security holders, no amounts are included in columns a, b or c relating to the SAR.

Shareholder Return Performance Graph

Shown below is a line-graph comparing cumulative total shareholder return on Data I/O Common Stock for each of the last five years against the cumulative total return for the Russell 2000 Index, the S & P High Tech Composite, and the S&P Information Technology Sector. This cumulative return includes the reinvestment of cash dividends.


                                       COMPARATIVE FIVE-YEAR TOTAL RETURNS (1)
                                   Data I/O Corporation, Russell 2000, S & P High
                                    Tech Composite, S & P Information Technology
                                    Sector(2) (Performance results as of year end through December 31, 2002)

------------------------------------------------------------------------------------------------------------------
                                           1997         1998        1999        2000         2001        2002
                                           ----         ----        ----        ----         ----        ----
DAIO                                       $100         $ 28        $ 45        $ 33         $ 25        $15
Russell 2000                               $100         $ 97        $115        $113         $114        $90
S & P High Tech Composite                  $100         $172        $301        $181         $139
S & P Information Technology Sector        $100         $178        $318        $188         $139        $87

--------------------------------------------------------------------------------

(1) Assumes $100 invested at the close of trading on December 31, 1997 in Data I/O Common Stock, in the Russell 2000 Index, in the S & P High Tech Composite, and in the S & P Information Technology Sector. Cumulative total return assumes reinvestment of dividends.
(2) Standard and Poors is no longer publishing the S & P High Tech Composite index. The classifications have been changed to business sectors. Because the index is no longer being published, the Company has chosen the S & P Information Technology Sector as the appropriate comparison for the Company.

Change in Control and Severance Arrangements

Options reported in the Option/SAR compensatory tables appearing above have been granted pursuant to the Plans. Historically, most options granted under the Plans have been granted subject to a vesting schedule of either 25% per year, 12.5% per quarter, or 6.25% per quarter. However, the Plans provide that options which have been outstanding for at least six months will become exercisable in full for the periods indicated: (i) for a period of 45 days beginning on the day on which any person or group (with certain exceptions) becomes the beneficial owner of 25% or more of the combined voting power of the Company's outstanding securities, unless such accumulation is previously approved by a disinterested majority of the plan's administrators; (ii) beginning on the date that a tender or exchange offer by any person (with certain exceptions) is first published or sent or given, and continuing for so long as such offer remains open, unless, upon consummation thereof, such person would be the beneficial owner of less than 30% of the shares of Common Stock then outstanding, unless such tender offer is approved by a disinterested majority of the Board of Directors; or
(iii) immediately prior to consummation of (a) any merger, consolidation, reorganization or other transaction pursuant to which persons who hold the outstanding Common Stock immediately prior to the transaction have less than 40% of the combined voting power of the surviving entity; or (b) any sale, lease, exchange or other transfer not in the ordinary course of all or substantially all of the Company's assets. With any of the foregoing transactions, the Company will give each option holder notice 20 days prior to the proposed consummation date and each option holder will then be entitled to exercise their options in full or part at any time prior to consummation of such transaction. A holder's exercise of those options that become vested only as a result of such acceleration will be contingent upon consummation of such transaction.

In 1983, the Company adopted a Stock Appreciation Rights ("SARs") Plan which allows the Board of Directors to grant to each director, executive officer or holder of 10% or more of the stock of the Company a SAR with respect to certain options granted to these parties. A SAR has been granted in tandem with each option granted to an officer of the Company. SARs granted which have been held for at least six months are exercisable for a period of 20 days following the occurrence of either of the following events: (i) the close of business on the day that a tender or exchange offer by any person (with certain exceptions) is first published or sent or given if, upon consummation thereof, such person would be the beneficial owner of 30% or more of the shares of Common Stock then outstanding; or (ii) approval by the shareholders of the Company (or, if later, approval by the shareholders of a third party) of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of the Company's Common Stock into securities of a third party, or cash, or property, or a combination of any of the foregoing.

The Company entered into severance agreements (the "Severance Agreements") with each of the following executive officers on the following dates: Joel S. Hatlen, Vice President Finance, Chief Financial Officer, Secretary and Treasurer in July 1998 and Frederick R. Hume, President and Chief Executive Officer in February 1999, the term of these agreements were extended on January 31, 2002 for a period of 2 years from that date. The respective agreements with Messrs. Hatlen and Hume provide for a lump sum payment to the officer upon termination of the officer's employment by the Company without cause or by the officer for "good reason" (as defined in the Severance Agreements) 90 days prior and within one year following a change of control of the Company. The amount of the lump sum payment is equal to a multiple of the officer's base salary at the time of termination, plus the average bonus received during the last three full fiscal years the officer served in his or her present position (the "base"). The guideline for the multiple for each of the officers is one times the base. The size of the multiple declines on a straight-line basis throughout the specified period, following a change in control, except that the multiple is never less than one-half. The amount payable under the Severance Agreements for Messrs. Hatlen and Hume is subject to reduction if the aggregate present value of all payments received in connection with a change in control would exceed three times the officer's "annualized includible compensation," as defined in Section 280G of the Internal Revenue Code, for the officer's most recent five taxable years.

In connection with execution of the Severance Agreements, the Company required Messrs. Hatlen and Hume to sign a confidentiality and non-competition agreement, which includes, among other things, a restriction against competing with the Company or soliciting employees from the Company for a one-year period following termination if the officer receives a payment under a Severance Agreement. The Board of Directors believes that the terms and conditions of the Severance Agreements are in the best interest of the Company because the Severance Agreements will enable the executive officers to continue to focus on activities providing for the maximum long-term value to the Company's shareholders, even when faced with the possible change of control of the Company or termination of their employment. In addition, each of the executive officers named in the Summary Compensation Table have signed the Company's form of offer letter and have entered into a Confidentiality and Intellectual Property Assignment Agreement (the "Confidentiality Agreement") with the Company. These offer letters specify the terms of employment, including annual base pay, MICP participation, stock options provided, if any, and that employment is at will. The Confidentiality Agreements also provide that employment is at will. The Confidentiality Agreements also provide that executive officers shall keep certain information confidential during and after employment and shall not solicit employees of the Company for one year following termination of their employment.

           PROPOSAL 2: AMENDMENT TO 1982 EMPLOYEE STOCK PURCHASE PLAN

At the annual meeting, the shareholders of the Company will be asked to approve an amendment to the Company's 1982 Employee Stock Purchase Plan, as amended (the "Purchase Plan"), which, if approved, will increase the number of shares of Common Stock available for purchase under the Purchase Plan by 300,000 shares to an aggregate of 2,150,000 shares. The Board of Directors believes that the Purchase Plan has contributed to strengthening the incentive of participating employees to achieve the objectives of the Company and its shareholders by encouraging employees to acquire a greater proprietary interest in the Company. Since its inception, a total of 1,796,443 shares of Common Stock have been purchased under the Purchase Plan, and a total of 53,557 shares remained available for purchase thereunder as of the Record Date.

The proposed increase in the number of shares available for purchase under the Purchase Plan will simply enable the Company to continue the Purchase Plan and is not required or intended to supply or "cover" outstanding awards to Purchase Plan participants. As such, no "New Plan Benefits" have been granted to date and future awards under the Purchase Plan are not yet determinable.

The affirmative vote of at least a majority of the shares of Common Stock present in person or represented by proxy at the 2003 Annual Meeting and entitled to vote on the proposal is required for approval of the amendment to the Purchase Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE PURCHASE PLAN. Unless instructed otherwise, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies in favor of the above-referenced amendment to the Purchase Plan.

Description of the 1982 Stock Purchase Plan

The following description of the Purchase Plan is qualified in its entirety by reference to the full text of such Plan, a copy of which is attached to this proxy statement as Appendix A. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code ("the Code"), was adopted by the Board of Directors in February 1982 and approved by its shareholders in May 1982. The Purchase Plan was amended by the Company's shareholders in May 1991 to increase the number of shares of Common Stock available for purchase from 500,000 to 750,000, was amended by the Company's shareholders in May 1993 to increase the number of shares available for purchase from 750,000 to 1,150,000, was amended by the Company's shareholders in May 1996 to increase the number of shares available for purchase from 1,150,000 to 1,550,000, and was again amended in May 2001 to increase the number of shares available for purchase from 1,550,000 to 1,850,000.

General. Employees are eligible to participate, with certain exceptions, if they are employed by the Company or its subsidiaries for at least 20 hours per week. As of the Record Date the number of eligible participants was approximately 120. Employees who own five percent or more of the voting stock of the Company or its subsidiaries are not eligible to participate in the Purchase Plan. Each participant agrees to a payroll deduction for each semi-annual six-month plan period (a "Payment Period"), which periods commence on August 1 and February 1 of each year and terminate on January 31 and July 31, respectively. Aggregate deductions may not be greater than 10% of an employee's base pay in any Payment Period. No employee shall be granted options which permit his or her rights to purchase Common Stock under the Purchase Plan and any other option plan of the Company or any subsidiary corporations to accrue at a rate which exceeds $25,000 in fair market value of such stock (determined at date of grant) for each calendar year in which such options are at any time outstanding.

Participants in the plan receive an option to purchase, generally on the last day of a Payment Period, at a price determined as described below (the "Purchase Price"), the number of full shares of Common Stock of the Company which the participant's accumulated payroll deductions on the last day of such Payment Period will purchase at the Purchase Price. The Purchase Price for each Payment Period is the lesser of 85% of the fair market value of the Common Stock on the first business day of the Payment Period or 85% of the fair market value of the Common Stock on the last business day of the Payment Period. The Company has determined the "fair market value" on any given day to be the last sale price of the Common Stock as reported by NASDAQ National Market System or, if the Common Stock is not quoted in the National Market System, the mean between the closing bid and asked prices of the Common Stock as quoted by NASDAQ on such day. A participant may withdraw from participation in the Purchase Plan by delivering written notice at any time prior to the last business day of any Payment Period, in which event the Company will promptly refund the entire balance of the participant's account. Termination of employment cancels the participant's right to continue in the Purchase Plan and results in a refund of the participant's account. Purchase rights granted under the Plan are not assignable or transferable. The Board of Directors may at any time amend, modify or terminate the Purchase Plan with the exception that, without prior approval of the shareholders of the Company, the Board of Directors may not increase the number of shares which may be issued pursuant to the Purchase Plan.

Federal Income Tax Consequences. This description of the federal income tax consequences of participation in the Purchase Plan is intended merely to provide basic information with respect to the tax treatment applied to the Purchase Plan. Although the Company believes the following statements are correct based on existing provisions of the Code and its legislative history, Treasury regulations promulgated thereunder and administrative or judicial interpretations thereof, the Company cannot assure that legislative, administrative or judicial changes or interpretations will not occur which would modify such statements. In connection with their particular income tax liability, participants in the Purchase Plan are urged to obtain professional advice regarding the applicability of federal, state and local tax laws.

Under Section 423(a) of the Code, the transfer of a share of stock to a participant pursuant to the Purchase Plan is entitled to the benefits of Section 421(a) of the Code. Under that Section, a participant will not be required to recognize income at the time the option is granted or at the time the option is exercised. As the option price under the Purchase Plan is less than the fair market value of the stock on the date of grant, Section 423(c) of the Code requires, in general, that, provided the holding periods described below are met, when the shares of stock received pursuant to the Purchase Plan are sold or otherwise disposed of in a taxable transaction the participant will recognize compensation income (taxed as ordinary income) in an amount equal to the lesser of either the excess of the fair market value of the Common Stock at the time of such disposition over the amount paid for the stock or 15% of the stock's fair market value at the date the option was granted. The Company will not be entitled to any expense deduction with respect to the Purchase Plan, except in connection with a disqualifying disposition as discussed below. Any additional gain or loss resulting from the disposition, measured by the difference between the amount paid for the shares and the amount realized (less the amount recognized as a compensation income described above), will be recognized to the participant as long-term capital gain or loss. No portion of the amount received pursuant to such a disposition will be subject to withholding for federal income taxes or be subject to FICA or FUTA taxes.

Under current law, net capital gains are subject to tax at a maximum rate of 20%, whereas ordinary income will generally be taxed at up to a maximum rate of 38.6%. The deductibility of capital losses is limited to an amount equal to capital gains for the tax year, plus $3,000 ($1,500 for married taxpayers filing separate returns).

In order for a participant  to receive the  favorable tax treatment  provided by
Section 421(a) of the Code, Section 423(a) requires that the participant make no disposition of the shares within two years from the date the option was granted nor within one year from the date such option was exercised and the shares were transferred to him or her. In addition, the participant must, with certain exceptions with respect to death or disability, be an employee of the corporation granting the option (or of a parent or subsidiary of such corporation, as defined in Section 424(e) and (f) of the Code, or a corporation, or parent or subsidiary thereof, issuing or assuming the option in a transaction to which Section 424(a) applies) at all times within the period beginning on the date of the grant of the option and ending on a date within three months before the date of the exercise.

If a participant disposes of the stock before the expiration of the holding period requirements set forth above, the participant will realize, at the time of the disposition, ordinary income to the extent the fair market value of the stock on the date the shares were purchased exceeds the purchase price. The amount of ordinary income recognized on such a disposition is added to the participant's basis in the shares. The difference between the amount realized on such a disposition and the participant's basis in the shares shall be treated as a capital gain or loss. Income recognized as a result of such a disposition may be subject to the income tax withholding requirements of the Code as well as the FUTA and FICA taxes. The participant is required to reimburse the Company for all withholding taxes (e.g. Federal income tax and FICA) the Company is required to pay on behalf of the participant. At the time of the disposition, the Company will be allowed a corresponding business expense deduction under Section 162 of the Code to the extent of the amount of the participant's ordinary income, provided such amount, when added to any other compensation paid to the participant, is reasonable. The Purchase Plan is not generally subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401 of the Code.

        PROPOSAL 3: RATIFICTION OF THE CONTINUED APPOINTMENT OF AUDITORS

The Board of Directors requests that the shareholders ratify the continued appointment of Grant Thornton LLP to serve as the Company's independent auditors for calendar year 2003. Grant Thornton LLP examined the consolidated financial statements of the Company for the year ended December 31, 2002. Representatives of Grant Thornton LLP will be present at the Annual Meeting to make a statement if they desire to do so and to respond to questions by shareholders.

The Company's previous independent auditors, Ernst & Young, LLP, were dismissed by the Board of Directors on November 14, 2001. The Company filed with the SEC a Form 8-K and Form 8-K/A on November 21, 2001 and November 28, 2001,
respectively, which announced that the Board of Directors, based on a recommendation from the Audit Committee, approved an action on November 14, 2001 to no longer engage Ernst & Young, LLP as its independent auditors. The Audit Committee and the Board of Directors approved another independent accounting firm, Grant Thornton LLP, as the Company's new independent auditors. Grant Thornton LLP accepted this appointment on November 27, 2001.

The reports of Ernst & Young, LLP on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the Independent Auditor's Report on the consolidated financial statements of the Company for the fiscal year ended December 28, 2000 contained an explanatory paragraph regarding the Company's change in its method of accounting for revenue recognition.

In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 28, 2000 and December 30, 1999, and in the subsequent interim period, there were no disagreements with Ernst & Young, LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedure which, if not resolved to the satisfaction of Ernst & Young, LLP would have caused Ernst & Young, LLP to make reference to the matter in their report.

                                 OTHER BUSINESS

As of the date of this Proxy Statement, the Company is not aware of any other business to be acted upon at the Annual Meeting. If any other business calling for a vote of the shareholders is properly presented at the meeting, the holders of the proxies will vote or refrain from voting in accordance with their best judgment.

                  SHAREHOLDER NOMINATIONS AND PROPOSALS FOR THE
                       2004 ANNUAL MEETING OF SHAREHOLDERS

The Company's Bylaws provide that advance notice of nominations for the election of directors at a meeting of shareholders must be delivered to or mailed and received by the Company 90 days prior to the date one year from the date immediately preceding the Annual Meeting of Shareholders or, in the case of a special meeting of shareholders to elect directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. The Bylaws also provide that advance notice of proposals to be brought before an Annual Meeting by a shareholder must be submitted in writing and delivered to or mailed and received by the Company not later than 90 days prior to the date one year from the date immediately preceding the Annual Meeting of Shareholders.

To qualify as an "eligible" shareholder, a shareholder must have been a record or beneficial owner of at least one percent (1%) of the Company's outstanding Common Stock, or shares of Common Stock having a market value of at least $2,000, for a period of at least one (1) year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

Each notice of a nomination or proposal of business must contain, among other things: (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to vote at the meeting for the proposal; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and any material interest of such shareholder in any proposal to be submitted to the meeting; (iv) such other information regarding each nominee or proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) with respect to the nominations, the consent of each nominee to serve as a director of the Company if elected.

A copy of the full text of the provisions of the Company's Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

Securities and Exchange Commission (the "SEC") rules establish a deadline for submission of shareholder proposals that are not intended to be included in the Company's proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline for the 2004 Annual Meeting is February 19, 2004. If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2004 Annual Meeting.

Shareholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the 2004 Annual Meeting must submit the proposal to the Company no later than December 2, 2003. Shareholders who intend to present a proposal at the 2004 Annual Meeting without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than February 19, 2004. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements, but only after the Company has notified the shareholder(s) who have submitted the proposal of the problem and such shareholder(s) have failed to correct it. This obligation to notify the appropriate shareholder(s) does not apply to the failure to submit such proposal prior to the deadlines discussed above.

                             SOLICITATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company may engage an outside proxy solicitation firm to render proxy solicitation services and, if so, will pay a fee for such services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph or messenger. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of solicitation of proxies will be paid by the Company.

                                        By Order of the Board of Directors



                                        /s/Frederick R. Hume
                                        Frederick R. Hume
                                        President and Chief Executive Officer

Redmond, Washington
March 28, 2003

                              DATA I/O CORPORATION
                        1982 EMPLOYEE STOCK PURCHASE PLAN
                      AMENDED AND RESTATED FEBRUARY 8, 2001

     1.1      Purpose

     This 1982 Employee Stock Purchase Plan (the "Plan") is intended as an incentive and to encourage stock ownership by all eligible employees of Data I/O Corporation (the "Company") and participating subsidiaries so that they may share in the fortunes of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company. It is intended that options issued pursuant to this Plan shall constitute options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the 1986 Internal Revenue Code as amended (the "Code").

     1.2      Eligible Employees

     All regular, full-time employees of the Company or any of its participating subsidiaries shall be eligible to receive options under this Plan to purchase the Company's common stock, no par value (the "Common Stock") (except employees in countries whose laws make participating impractical). For purposes of this Plan, the term employee shall include all employees of the Company or any of its participating subsidiaries other than persons whose customary employment is twenty (20) hours or less per week or not more than five (5) months per year. Persons who are employees on the August 1 next following the date that this Plan is approved by the stockholders of the Company shall receive their options as of such August 1. Persons who become eligible to participate in the Plan after the date on which the initial options are granted hereunder shall be granted options on the next date on which options are granted to all eligible employees. In no event may an employee participate in this Plan if such employee, immediately after the option is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its parent corporation or subsidiary corporation, as the terms "parent corporation" and "subsidiary corporation" are defined in Section 425 (e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 425(d) of the Code shall apply and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

     1.3      Stock Subject to the Plan

     The stock subject to the options shall be shares of the Company's authorized but unissued Common Stock or shares of Common Stock reacquired by the Company including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is one million eight hundred fifty thousand (1,850,000), subject to increase or decrease by reason of stock split-ups, reclassifications, stock dividends, changes in par value and the like.

     1.4      Payment Periods and Stock Options

     The period during which payroll deductions will accumulate under the Plan shall be six (6) months (the "Payment Period") and there shall be two (2) such Payment Periods in each calendar year, commencing August 1 and February 1 and terminating on January 31 and July 31 of each year, respectively. Each Payment Period includes only regular pay days falling within it.

     On the first business day of each Payment Period, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last day of such Payment Period at the option price hereinafter provided such number of full shares of the Common Stock of the Company, reserved for the purpose of the Plan, as his or her accumulated payroll deductions on the last day of such Payment Period will pay for at such option price; provided and on condition that such employee remains eligible to participate in the Plan throughout such Payment Period; and provided further, that the maximum number of shares granted to any eligible employee hereunder in any Payment Period shall not exceed two (2) times the number of full shares of Common Stock as such employee's accumulated payroll deductions would pay for on the exercise date assuming an exercise price equal to eighty-five percent (85%) of the fair market value of the Company's Common Stock on the first day of such Payment Period. The option price for each Payment Period shall be the lesser of (i) eighty five percent (85%) of the fair market value of the Company's Common Stock on the first business day of the Payment Period; or (ii) eighty five percent (85%) of the fair market value of the Company's Common Stock on the last business day of the Payment Period, in either case rounded up to avoid fractions other than 1/32, 1/16, 1/8, 1/4, 1/2 and 3/4 (the "Option Price"). In the event of an increase or decrease in the number of outstanding shares of Common Stock of the Company through stock split-ups, reclassifications, stock dividends, changes in par value and the like, an appropriate adjustment shall be made in the number of shares and Option Price per share provided for under the Plan, either by a proportionate increase in the number of shares and a proportionate decrease in the Option Price per share, or by a proportionate decrease in the number of shares and a proportionate increase in the Option Price per share, as may be required to enable an eligible employee who is then a participant in the Plan as to whom an option is exercised on the last day of any then current Payment
Period to acquire such number of full shares as his accumulated payroll deductions on such date will pay for at the adjusted Option Price.

     For purposes of this Plan the term "fair market value" on any given day means: (i) if the Common Stock is listed on a national securities exchange, the average of the high and low prices of the Common Stock of the Company on such exchange or such other national securities exchange as shall be designated by the Board of Directors; or (ii) if the Common Stock is traded in the over-the-counter securities market, the last sale price of the Common Stock as quoted by NASDAQ National Market System or, if the Common Stock is not quoted in the National Market System, the mean between the closing bid and asked prices of the Common Stock as quoted by NASDAQ.

     For purposes of this Plan the term "business day" as used herein means a day on which there is trading on any national securities exchange as shall be designated by the Board of Directors pursuant to the preceding paragraph.

     No employee shall be granted an option which permits his or her rights to purchase Common Stock under the Plan and any similar plans of the Company or any parent or subsidiary corporations to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code.

     1.5      Exercise of Option

     Each eligible employee who continues to be a participant in the Plan on the last business day of a Payment Period shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will pay for at such Option Price. If a participant is not an employee on the last business day of a Payment Period, such participant shall not be entitled to exercise his or her option.

     1.6      Unused Payroll Deductions

     Only full shares of Common Stock may be purchased. Any balance remaining in an employee's account after a purchase will be reported to the employee and will be carried forward to the next Payment Period.

     1.7      Authorization for Entering Plan

     An employee may enter the Plan by filling out, signing and delivering to the Corporate Secretary's office an authorization (the "Authorization"):

     (a) specifying the exact payroll deduction;

     (b) authorizing the purchase of stock in each Payment Period in accordance with the terms of the Plan; and

     (c) specifying the exact name in which stock purchased is to be issued as provided under 1.11 hereof.

     Such Authorization must be received by the Corporate Secretary's office at least ten (10) days before the beginning date of such next succeeding Payment Period.

     Unless an employee files a new Authorization or withdraws from the Plan, his deductions and purchases under the Authorization on file will continue so long as the Plan remains in effect.

     All payroll deductions made for an employee shall be deposited in the Company's general corporate account and shall not bear interest. An employee may not make any separate cash payment into such account and may reduce the amount of the deduction once during the Payment Period (see Section 1.9). The Company will maintain complete records showing the amount of payroll deductions of each employee.

     1.8      Maximum Amount of Payroll Deductions

     An employee may authorize payroll deductions in any whole dollar amount up to but not more than ten percent (10%) of his or her regular base pay, provided, however, that the minimum deduction in respect of any payroll period shall be five dollars ($5.00) (or such lesser amount as the Committee shall establish).

     The base pay of each Participant for each payroll period is the regular straight time compensation earned during such payroll period, before any deductions or withholdings, but excluding overtime, bonuses, amount paid as reimbursement of expenses and other additional compensation.

     1.9     Change in Payroll Deductions

     Deductions may be decreased only once in a Payment Period. A new Authorization will be required and must be received in the Corporate Secretary's office no later than six (6) days prior to the individual's pay date.

     1.10    Withdrawal from the Plan

     An employee may withdraw from the Plan, in whole but not in part, at any time prior to the last business day of each Payment Period by delivering a Withdrawal Notice to the Corporate Secretary's office, in which event the Company will refund the entire balance of his or her deductions not theretofore used to purchase stock under the Plan within thirty (30) days following receipt of the Withdrawal Notice.

     An employee who withdraws from the Plan will be treated like an employee who has never entered the Plan. To re-enter, an employee must file a new
Authorization at least ten (10) days before the beginning date of the next Payment Period which cannot, however, become effective before the beginning of the next Payment Period following withdrawal.

     1.11   Issuance of Stock

     Certificates for stock issued to participants, or to a broker for benefit of participants, will be delivered as soon as practicable after each Payment Period.

     Stock purchased under the Plan will be issued only in the name of the employee, or if the Authorization so specifies, in the name of the employee and another person of legal age as joint tenants with rights of survivorship.

     In order to obtain the tax treatment provided by the Code for employee stock purchase plans within the meaning of Section 423 of the Code, the shares of stock received after the end of each Payment Period may not be sold by the employee until after a date which is the later of two (2) years from the date that the option to purchase such shares is granted (pursuant to Section 1.4 hereof) and one (1) year from the date that the shares are transferred to the employee. Sale or other disposition of such shares prior to such date may give rise to federal income tax and Federal Insurance Contribution Act ("FICA") withholding obligations on the part of the Company. Accordingly, if certificates representing shares are issued to employees upon exercise of options granted hereunder, they will bear a legend restricting transfer prior to such date, unless the employee shall have reimbursed the Company for any federal income tax and FICA withholding obligations arising out of the transaction.

     1.12   No Transfer or Assignment of Employee's Rights

     An employee's rights under the Plan are the employee's alone and may not be transferred or assigned to, or availed of by, any other person. Any option granted to an employee may be exercised only by such employee.

     1.13   Termination of Employee's Rights

     An employee's rights under the Plan will terminate when he ceases to be an employee because of resignation, retirement, lay-off, discharge, or change of status. A Withdrawal Notice will be considered as having been received from the employee on the day his or her employment ceases, and all payroll deductions not used will be refunded.

     If an employee's employment shall be terminated by reason of death or disability prior to the end of the current Payment Period, the employee (his or her designated beneficiary, in the event of his death, or if none, his or her legal representative) shall have the right, within ninety (90) days thereafter, to elect to have the balance in his or her account either refunded in cash or applied at the end of the current Payment Period toward the purchase of Common Stock.

     1.14   Termination and Amendments to Plan

     The Plan may be terminated at any time by the Company's Board of Directors. It will terminate in any case when all or substantially all of the unissued shares of Common Stock reserved for the purpose of the Plan have been purchased. If at any time shares of stock reserved for the purposes of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to their options and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded.

     The Board of Directors also reserves the right to amend the Plan from time to time, in any respect, provided, however, that no amendment shall be effective without prior approval of the stockholders, which would (a) except as provided in Paragraphs 1.3 and 1.4, increase the number of shares of Common Stock to be offered above or (b) change the class of employees eligible to receive options under the Plan.

     1.15   Limitations on Sale of Stock Purchased Under the Plan

     The Plan is intended to provide Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his own affairs. An employee may, therefore, sell stock purchased under the Plan at any time, provided, however, that because of certain Federal tax requirements, each employee will agree by signing the Authorization to promptly give the Company notice of any such stock disposed of within one (1) year after the date of the last day of the Payment Period during which the stock was purchased indicating the number of such shares disposed. The employee assumes the risk of any market fluctuations in the price of such stock.

     1.16 Company's Payment of Expenses Related to the Plan

     The Company will bear all costs of administering and carrying out the Plan.

     1.17 Participating Subsidiaries

     The term "participating subsidiaries" shall mean any subsidiary of the Company which is designated by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the stockholders.

     1.18 Administration of the Plan

     The Plan shall be administered by a committee appointed by the Board of Directors of the Company (the "Committee"). The Committee shall consist of not less than three (3) members of the Company's Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. No member of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee.

     The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

     1.19   Optionees Not Stockholders

     Until such time as the applicable Common Stock is actually purchased by and issued to an employee pursuant to the Plan, no employee shall be considered a shareholder or have shareholder rights merely by reason of tendering to the Company an Authorization and, therefore, instituting payroll deductions and related actions.

     1.20   Application of Funds

     The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

     1.21   Governmental Regulation

     The Company's obligation to sell and deliver shares of the Company's Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such Common Stock.

     1.22   Withholding of Additional Federal Income Tax

     In accordance with Section 3402(a) of the Code and the regulations and rulings promulgated thereunder, the Company will withhold from the wages of participating employees, in all payroll periods following and in the same calendar year as the date on which compensation is deemed received by the employee, additional income taxes in respect of amounts deemed compensation to be included as includible gross income reported by the employee.

     1.23   Approval of Stockholders

     The Plan shall not take effect until approved by the holders of a majority of the outstanding shares of Common Stock of the Company, which approval must occur within the period beginning twelve (12) months before and ending twelve
(12) months after the date the Plan is adopted by the Board of Directors.

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                              DATA I/O CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                  Same As Above
--------------------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee.
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:
    2) Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    4) Proposed maximum aggregate value of transaction:
    5) Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
    2) Form, Schedule or Registration Statement No.:
    3) Filing Party:
    4) Date Filed:

Proxy

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              Data I/O CORPORATION

The undersigned hereby appoints Frederick R. Hume, and Joel S. Hatlen, and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, as designated below, the number of shares of common stock of Data I/O Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on May 20, 2003, or at any adjournment thereof. The undersigned directs that this proxy be voted as indicated on the reverse side hereof:

--------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: Please mark comments/address change box on reverse side.

--------------------------------------------------------------------------------

         (Continued, and to be marked, dated and signed on reverse side)

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

Please mark your votes as indicated in this example [x]

This proxy, when properly executed, will be voted in the manner directed on this proxy card. The Board of Directors recommends a vote FOR all nominees, FOR the proposal to approve the amendment to the Data I/O Corporation 1982 Employee Stock Purchase Plan, and FOR Ratification of the selection of Grant Thornton LLP as the Company's independent auditors. If no specification is made, all shares represented by this proxy will be voted FOR all of said nominees, FOR the proposed amendment to the Data I/O Corporation 1982 Employee Stock Purchase Plan, and FOR Ratification of the selection of Grant Thornton LLP as the Company's independent auditors, and will be voted in accordance with the discretion of the proxies on all other matters which may come before the meeting or any adjournment thereof.

1.   Election of Directors

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Glen F. Ceiley
Daniel A. DiLeo
Paul A. Gary
Frederick R. Hume
Edward D. Lazowska
Steven M. Quist

FOR all nominees listed at left (except as marked to the contrary at left). [__]

WITHHOLD ALL AUTHORITY to vote for all nominees listed at left. [__]

2. Proposal to approve the amendment to the Data I/O Corporation 1982 Employee Stock Purchase Plan as described in the Proxy Statement for the 2003 Annual Meeting.

     FOR [__]              AGAINST  [__]             ABSTAIN  [__]

3. Proposal to ratify the selection of Grant Thornton LLP as the Company's independent auditors.

     FOR [__]              AGAINST  [__]             ABSTAIN  [__]

4. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                             COMMENTS/ADDRESS CHANGE
                    Please mark this box if you have written
                Comments/address change on the reverse side. [__]

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue thereof.

Signature(s)_______________________________________   Date_____________________

NOTE: Please sign exactly as name appears on this proxy. If block is held jointly, both persons should sign. Persons signing in a representative capacity should give their title.

                              FOLD AND DETACH HERE